Exhibit 99.2
Consolidated Financial Statements
Bravo Health, Inc. and Subsidiaries
Years Ended December 31, 2009 and 2008
With Report of Independent Auditors

Bravo Health, Inc. and Subsidiaries
Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Ernst & Young LLP 621 East Pratt Street Baltimore, Maryland 21202 Tel: + 1 410 539 7940 Fax: + 1 410 783 3832 www.ey.com
Report of Independent Auditors
Board of Directors
Bravo Health, Inc.
We have audited the accompanying consolidated balance sheets of Bravo Health, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bravo Health, Inc. and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

April 30, 2010
A member firm of Ernst & Young Global Limited

Bravo Health, Inc. and Subsidiaries
Consolidated Balance Sheet

	December 31
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$101,637,414	$112,366,645
Short-term investments	—	668,865
Accounts receivable, net of allowances of $1,978,018 in 2009 and $2,659,900 in 2008	114,690,755	63,804,972
Other receivables, net	3,653,807	4,854,279
Deferred tax assets, net	2,951,405	3,261,390
Other current assets	4,931,986	3,823,851

Total current assets	227,865,367	188,780,002

Restricted cash	3,602,041	2,970,843
Long-term investments	91,095,129	92,187,601
Property and equipment, net	25,714,966	19,431,526
Deferred tax assets, net	31,838,954	25,830,355
Intangible assets, net	47,786,288	80,313,941
Other assets	1,344,948	1,922,276

Total assets	$429,247,693	$411,436,544

	December 31
	2009	2008
Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$15,257,855
Medical claims payable	128,654,630	124,730,950
Other medical liabilities	4,453,850	3,524,981
Part D funds held for the benefit of others	11,893,047	9,213,146
Accounts payable and accrued expenses	28,214,942	23,202,529
Accrued salaries and benefits	11,777,785	7,904,127
Current portion of debt and capital leases	1,687,674	6,864,605

Total current liabilities	186,681,928	190,698,193

Debt and capital leases, net of current portion	87,874,313	89,003,398
Interest rate swap liability	1,126,715	2,467,714

Total liabilities	275,682,956	282,169,305

Commitments and contingencies (Note 18)

Stockholders’ equity:
Common stock, $.01 par value; 186,500,000 shares authorized; 13,875,552 and 13,641,982 shares issued and outstanding for 2009 and 2008, respectively	138,756	136,420
Convertible preferred stock:
Series A convertible preferred stock; $.01 par value; 503,750 shares authorized, issued and outstanding ($183,206 aggregate liquidation value)	5,038	5,038
Series B convertible preferred stock; $.01 par value; 6,898,104 shares authorized, issued and outstanding ($7,197,006 aggregate liquidation value)	68,981	68,981
Series C redeemable preferred stock; $.01 par value; 1,185,295 shares authorized, issued and outstanding ($3,022,500 aggregate liquidation value)	11,853	11,853
Series D convertible preferred stock; $.01 par value; 247,525 shares authorized, issued and outstanding ($1,500,002 aggregate liquidation value)	2,475	2,475
Series E convertible preferred stock; $.01 par value; 4,919,183 shares authorized, issued and outstanding ($8,581,057 aggregate liquidation value)	49,192	49,192
Series F convertible preferred stock; $.01 par value; 32,904,409 shares authorized, issued and outstanding ($29,516,209 aggregate liquidation value)	329,044	329,044
Series G convertible preferred stock; $.01 par value; 47,422,306 shares authorized, issued and outstanding ($52,500,000 aggregate liquidation value)	474,224	474,224
Series H convertible preferred stock; $.01 par value; 55,500,000 shares authorized; 29,973,992 shares issued and outstanding ($49,457,087 aggregate liquidation value)	299,740	299,740
Additional paid-in capital	155,669,284	153,949,185
Accumulated other comprehensive income (loss), net	714,988	(1,692,014)
Accumulated deficit	(4,198,838)	(24,366,899)

Total stockholders’ equity	153,564,737	129,267,239

Total liabilities and stockholders’ equity	$429,247,693	$411,436,544

See accompanying notes.

Bravo Health, Inc. and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31
	2009	2008
Revenues:
Managed care capitation and premium revenue	$1,220,218,991	$953,977,011
Investment income, net of investment expenses	3,915,041	8,461,146

Total revenues	1,224,134,032	962,438,157

Expenses:
Medical	979,263,665	768,908,253
General and administrative	160,462,720	131,687,788
Depreciation and amortization	38,461,435	47,748,464
Interest expense	8,716,295	9,711,901

Total expenses	1,186,904,115	958,056,406

Income from operations	37,229,917	4,381,751

Other income (expense):
(Loss) gain on disposal of fixed assets	(309,972)	6,088

Income before provision for income taxes	36,919,945	4,387,839
Provision for income taxes	16,751,884	2,337,981

Net income	$20,168,061	$2,049,858

See accompanying notes.

Bravo Health, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity

														Accumulated
	Number of Shares													Other
		Convertible										Additional		Comprehensive		Total
	Common	Preferred	Common	Preferred Stock								Paid-In	Note	(Loss)	Accumulated	Stockholders’
	Stock	Stock	Stock	Series A	Series B	Series C	Series D	Series E	Series F	Series G	Series H	Capital	Receivable	Income	Deficit	Equity

Balance at December 31, 2007	$12,949,564	$124,054,564	$129,496	$5,038	$68,981	$11,853	$2,475	$49,192	$329,044	$474,224	$299,740	$153,786,105	$(649,526)	$(283,042)	$(26,392,317)	$127,831,263
Exercise of stock incentives	692,418	—	6,924	—	—	—	—	—	—	—	—	188,606	—	—	—	195,530
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	624,000	—	—	—	624,000
Cumulative adjustment upon adoption of FASB guidance regarding uncertainty in income taxes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(24,440)	(24,440)
Other comprehensive income:
Unrealized loss on securities, net	—	—	—	—	—	—	—	—	—	—	—	—	—	(759,876)	—	(759,876)
Change in fair value of interest rate swap, net	—	—	—	—	—	—	—	—	—	—	—	—	—	(649,096)	—	(649,096)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,049,858	2,049,858

Balance at December 31, 2008	13,641,982	124,054,564	136,420	5,038	68,981	11,853	2,475	49,192	329,044	474,224	299,740	154,598,711	(649,526)	(1,692,014)	(24,366,899)	129,267,239
Exercise of stock incentives	233,570	—	2,336	—	—	—	—	—	—	—	—	145,573	—	—	—	147,909
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	925,000	—	—	—	925,000
Repayment of note receivable	—	—	—	—	—	—	—	—	—	—	—	—	649,526	—	—	649,526
Other comprehensive income:
Unrealized gain on securities, net	—	—	—	—	—	—	—	—	—	—	—	—	—	1,535,353	—	1,535,353
Change in fair value of interest rate swap, net	—	—	—	—	—	—	—	—	—	—	—	—	—	871,649	—	871,649
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	20,168,061	20,168,061

Balance at December 31, 2009	$13,875,552	$124,054,564	$138,756	$5,038	$68,981	$11,853	$2,475	$49,192	$329,044	$474,224	$299,740	$155,669,284	$—	$714,988	$(4,198,838)	$153,564,737

See accompanying notes.

Bravo Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31
	2009	2008
Operating activities
Net income	$20,168,061	$2,049,858
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on disposal of fixed assets	309,972	(6,088)
Depreciation	5,933,782	3,946,816
Amortization	32,527,653	43,801,648
Non-cash income tax benefit	(7,079,783)	(11,011,176)
Non-cash interest expense	1,416,328	2,233,421
Share-based compensation	925,000	624,000
Changes in assets and liabilities:
Increase in accounts receivable, net	(69,201,263)	(33,715,341)
Decrease in other receivables, net	1,200,472	792,973
Increase in other current assets	(1,442,310)	(115,593)
Increase in restricted cash	(631,198)	(1,146,487)
Increase in medical claims payable	3,923,680	45,570,700
Increase in other medical liabilities	928,869	2,989,698
Increase (decrease) in Part D funds held for the benefit of others — risk corridor payable and other insured amounts	6,281,020	(6,301,600)
Increase in accounts payable and accrued expenses, including salaries and benefits	9,422,863	11,476,637

Net cash provided by operating activities	4,683,146	61,189,466

Investing activities
Net purchases of fixed assets	(11,623,644)	(7,891,521)
Proceeds from sales and maturities of investments	31,111,742	48,884,092
Purchases of investments	(28,284,402)	(52,936,122)

Net cash used in investing activities	(8,796,304)	(11,943,551)

Financing activities
(Decrease) increase in short-term borrowings	(15,257,855)	15,257,855
Increase (decrease) in Part D funds held for the benefit of others — amounts advanced from CMS	14,714,361	(73,616,244)
Net proceeds from issuance of stock	147,909	195,530
Borrowings under line of credit	8,000,000	5,000,000
Proceeds from note receivable	649,526	—
Debt issuance costs	—	(2,033,887)
Principal payments on debt and capital leases	(14,870,014)	(1,904,074)

Net cash used in financing activities	(6,616,073)	(57,100,820)

Net decrease in cash and cash equivalents	(10,729,231)	(7,854,905)
Cash and cash equivalents, beginning of year	112,366,645	120,221,550

Cash and cash equivalents, end of year	$101,637,414	$112,366,645

Supplemental cash flow information
Cash paid for interest	$7,523,038	$7,151,450

Cash paid for income taxes	$24,858,024	$6,167,000

Non-cash financing activity
Increase in capital lease obligations	$59,173	$394,068

See accompanying notes.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009
1. Organization
Bravo Health, Inc. (the Company) was incorporated in the State of Delaware in June 1995. The Company’s primary focus is the operation of Medicare Advantage health plans and stand-alone Medicare prescription drug plans through its wholly owned subsidiaries.
During 2000, the Company established a wholly owned subsidiary, Bravo Health Mid-Atlantic, Inc. (BHMA). BHMA was granted a license by the Maryland Insurance Administration (MIA) to operate as a health maintenance organization in the State of Maryland on December 1, 2000, and began contracting directly with the Centers for Medicare and Medicaid Services (CMS) as a Medicare+ Choice (now Medicare Advantage) health plan effective as of January 1, 2001.
Effective January 1, 2002, the Company entered into a global at-risk capitation agreement in the Philadelphia, Pennsylvania market with QualMed Plans for Health, Inc., subsequently known as Health Net of Pennsylvania, Inc. (HNPA), a wholly owned subsidiary of Health Net, Inc. As part of this agreement, the Company assumed most managed care functions for HNPA’s Medicare member population. This agreement terminated effective December 1, 2002 when Bravo Health Pennsylvania, Inc. (BHPA) was granted a license on November 25, 2002 by the Pennsylvania Department of Insurance (PA DOI) to operate as a health maintenance organization in the Commonwealth of Pennsylvania. Effective December 18, 2002, BHPA began to contract directly with CMS as a Medicare+ Choice (now Medicare Advantage) health plan.
During 2005, the Company established a wholly owned subsidiary, Bravo Health Texas, Inc. (BHTX). BHTX was granted a license on April 4, 2005 by the Texas Department of Insurance (TDI) to operate as a health maintenance organization in the State of Texas. BHTX entered into a contract with CMS as a Medicare Advantage health plan and in the third quarter of 2005 enrolled its first members.
During 2006, the Company established a wholly owned subsidiary, Bravo Health Insurance Company, Inc. (BHIC). BHIC was granted a license to transact the business of life, including health and annuities, insurance by the Delaware Department of Insurance (DDI) on September 22, 2006, and enrolled its first members in January 2007. BHIC is presently qualified to do business as a foreign insurer in several other states.
During 2008, the Company established a wholly owned subsidiary, Bravo Health California, Inc. (BHCA). BHCA had no operations in 2009 or 2008. During 2009, the Company established a wholly owned subsidiary, Managed Care Services, LLC (MCS) to provide administrative services for certain physician practices that provide or will provide services exclusively for Bravo Health members.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. The estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, BHMA, BHPA, BHTX, BHIC, BHCA, and MCS.
The accompanying consolidated financial statements also include the accounts of variable interest entities (VIEs) of which the Company is the primary beneficiary. The Company holds interests in certain physician practices that are considered VIEs due to the fact that all of the physician practices’ revenue is derived from the Company’s subsidiaries. In accordance with accounting principles generally accepted in the United States as of December 31, 2009, the entity that holds a majority of the variable interests in a VIE is deemed to be the primary beneficiary and therefore to control the entity. The net loss of all VIEs was $(1,063,036) for the year ended December 31, 2009.
All intercompany transactions, including the intercompany transactions with consolidated VIEs, have been eliminated.
Fair Value of Financial Instruments
The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, other receivables, other current assets, medical claims payable, Part D funds held for the benefit of others, accounts payable and accrued expenses, accrued salaries and benefits and capital leases approximate fair value, given the short-term nature of these financial instruments.
Although the Company’s long-term debt and revolving credit facility have variable interest rates, the Company is not able to determine the fair value of these obligations since there are no quoted market prices for these instruments and the potential impact associated with current market conditions cannot be quantified at this time.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Cash and Cash Equivalents and Short-Term Borrowings
Cash and cash equivalents include amounts invested in accounts with depository institutions that are readily convertible to cash, with original maturities of three months or less. Cash balances are principally uninsured and are subject to normal credit risk. In accordance with the Company’s cash management policy of maximizing the amount of funds invested in income-earning assets, the Company routinely anticipates the timing and amount of future cash flows. This policy frequently results in the existence of negative book cash balances, which are reflected as short-term borrowings in the accompanying consolidated financial statements.
As of December 31, 2009 and 2008, the Company had cash equivalents of $81,682,018 and $112,363,472, respectively, of which $39,818,963 and $45,371,183, respectively, was in a money market fund held by one financial institution.
Restricted Cash
Restricted cash as of December 31, 2009 and 2008 on the accompanying consolidated balance sheets is $3,602,041 and $2,970,843, respectively, which the Company is required to hold on deposit with several state insurance departments.
Accounts Receivable
Accounts receivable consist of the following:

	December 31
	2009	2008
Medicare premium receivables (primarily risk score settlements)	$58,537,943	$24,280,321
Pharmacy rebates	34,647,315	23,110,723
Part D program (subsidies, risk sharing and premiums)	22,776,179	18,024,896
Other	707,336	1,048,932

	116,668,773	66,464,872
Allowance for doubtful accounts	(1,978,018)	(2,659,900)

Total	$114,690,755	$63,804,972

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Accounts receivable are comprised of unpaid amounts earned from managed care capitation contracts with CMS, drug cost rebates due from the Company’s pharmacy benefit manager, net amounts due from other health plans for drug claims paid by the Company on their behalf, and amounts due related to the Part D program. All of these accounts receivable are recorded during the period the Company is obligated to provide services.
Provision is made for amounts considered uncollectible and/or potential adjustments, which arise as a result of review by management or a third party.
Property and Equipment
Property and equipment, consisting of land, a building, furniture and equipment, hardware, software, leasehold improvements and voice and data networks, are recorded at cost and are depreciated using the straight-line method over their estimated useful lives, which range from one to thirty-nine years. The Company periodically assesses the carrying value of these fixed assets for purposes of determining any asset impairment.
Deferred Financing Costs
Costs related to the issuance of long-term debt are deferred and are amortized over the life of the related debt using the effective interest method.
Investments
The Company invests primarily in U.S. Treasury and agency securities, corporate bonds, and mortgage-backed securities, and classifies all of its investments as available-for-sale. Debt securities are carried at estimated fair value. See Note 8 for additional fair value disclosure. Investments with original maturities in excess of three months and less than one year are classified as short-term investments. Long-term investments have original maturities in excess of one year.
Investment income is recognized when earned and reported net of investment expenses. Temporary declines in investment values are included in unrealized gains and losses and are reported as a separate component of accumulated other comprehensive income (loss) until realized. Realized gains or losses on the sale of investments and for other-than-temporary declines in value are determined on a specific-identification basis and are included in the consolidated statements of operations.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
The Company periodically evaluates whether any declines in the fair value of investments are other than temporary. This evaluation consists of a review of several factors, including but not limited to: the length of time and the extent to which the fair value has been less than cost; the intent and ability of the Company to hold the security until the market value recovers; adverse financial conditions of a specific issuer, segment, or industry; a rating agency downgrade of a debt security; and the financial condition of the issuer. Prior to April 1, 2009, any decline in fair value below amortized cost that was judged to be other than temporary was accounted for as a realized loss. As of April 1, 2009, the FASB issued, and the Company adopted, guidance for recognition and presentation of other-than-temporary impairment (OTTI). Under the OTTI guidance, any credit-related impairment of fixed maturity securities that the Company does not intend to sell, and is not likely to be required to sell, is recognized in the consolidated statements of operations, with the noncredit-related impairment recognized in other comprehensive income.
For fixed maturity securities, a critical component of the evaluation for OTTI is the identification of credit-impaired securities, where the Company does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. The difference between the present value of projected future cash flows expected to be collected and the amortized cost basis is recognized as credit-related OTTI in the consolidated statements of operations. If fair value is less than the present value of projected future cash flows expected to be collected, the portion of OTTI related to other than credit factors is recorded in other comprehensive income.
Derivative Financial Instruments
All investments in derivatives are recorded as assets or liabilities at fair value. A derivative is typically defined as an instrument whose value is “derived” from an underlying instrument, index or rate, has a notional amount, requires little or no initial investment and can be net settled. The Company utilizes derivative financial instruments to manage its interest rate risks associated with variable rate debt. The Company does not hold or issue derivative financial instruments for trading purposes.
All derivative instruments are recognized as assets or liabilities in the consolidated balance sheets and measured at fair value. On the date the derivative contract is entered into, the Company may designate the derivative as either a hedge of the fair value of a recognized or forecasted liability (fair or forecasted value hedge) or a hedge of the variability of cash flows to be received or paid related to a recognized liability (cash flow hedge), provided the derivative instrument meets certain criteria related to its effectiveness. Derivatives not designated as hedges or not meeting effectiveness criteria are carried at fair value with changes in the fair value recognized in results of operations. The Company classifies cash flows from derivatives as cash flows from operating activities in the consolidated statements of cash flows.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
The Company formally documents all hedge relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific liabilities on the balance sheet. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.
Changes in the fair value of derivative instruments are included in or excluded from results of operations depending on the use of the derivative and whether it qualifies for hedge accounting. Changes in the fair value of a derivative that is designated as a cash flow hedge are excluded from the results of operations to the extent that the hedge is effective until the results of operations are affected by the variability of cash flows in the hedged transaction. Changes in the fair value that relate to ineffectiveness are included in the results of operations as interest expense.
Credit exposure associated with nonperformance by the counterparties to derivative instruments is generally limited to the uncollateralized fair value of the asset related to instruments recognized in the consolidated balance sheets. The Company attempts to mitigate the risk of nonperformance by selecting counterparties with high credit ratings and monitoring their creditworthiness.
Revenue Recognition
Managed care capitation payments are received monthly from CMS and are recognized as revenue during the period in which the Company is obligated to provide services to members. Premium revenue is recognized and earned on a monthly basis for the period the health care coverage is in effect.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
The Company experiences adjustments to its managed care capitation and premium revenue based on member retroactivity, which reflect changes in the number and eligibility status of enrollees subsequent to when revenue is billed. The Company estimates the amount of outstanding retroactivity each period and adjusts premium revenue accordingly. The estimates of retroactivity adjustments are based on premiums billed, the volume of member and contract renewal activity, and other information. The Company refines its estimates and methodologies based upon actual retroactivity experienced.
The Medicare Part D program (Part D), which provides beneficiaries access to prescription drug coverage, took effect January 1, 2006. The Company has been awarded contracts by CMS to offer Part D plans in various states, in accordance with guidelines established by CMS. Payments from CMS under these contracts include amounts for premiums, amounts for risk corridor adjustments and amounts for reinsurance and low-income cost subsidies.
The Company recognizes Part D premium revenue ratably over the contract period for providing insurance coverage. Regarding the CMS risk corridor provision, an estimated risk sharing receivable or payable is recognized based on activity-to-date. Activity for CMS risk sharing is accumulated at the contract level and recorded within the consolidated balance sheets in accounts receivable or Part D funds held for the benefit of others depending on the net contract balance at the end of the reporting period with corresponding adjustments to premium revenue. Costs for covered prescription drugs are expensed as incurred.
Subsidy amounts received for reinsurance and for cost sharing related to low-income individuals that differ from paid claims result in accounts receivable or Part D funds held for the benefit of others. The Company does not recognize premium revenue or medical claims expense for these subsidies because the Company does not incur any risk related to this part of Part D.
A reconciliation of the final risk sharing, low-income subsidy, and reinsurance subsidy amounts is performed following the end of the Part D contract year. As of December 31, 2009, the Company’s net CMS risk corridor receivable was $631,280 and the net subsidy amounts receivable totaled $9,298,552. The Company expects these amounts to be settled with CMS during 2010. As of December 31, 2008, the Company’s net CMS risk corridor receivable was $3,746,155 and the net subsidy amounts receivable totaled $3,763,171. The 2008 amounts were settled in 2009 for amounts that approximated management’s estimates.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Additionally, the Company’s Medicare premium revenue is adjusted periodically to give effect to a risk component. In the Balanced Budget Act of 1997, Congress created a rate-setting methodology that included a provision requiring CMS to implement a risk adjustment payment system for Medicare health plans. The risk adjustment methodology uses health status indicators to improve the accuracy of payments and establish incentives for plans to enroll and treat less healthy Medicare beneficiaries. Under the risk adjustment methodology, managed care plans must capture, collect, and submit diagnosis code information to CMS. After reviewing submissions, CMS adjusts the payments to Medicare Advantage health plans generally at the beginning of the calendar year and during the third quarter and then issues a final payment in a subsequent year. As of December 31, 2009 and 2008, the Company has recorded net receivables from CMS of $59,368,181 and $21,286,485, respectively, related to this risk adjustment within accounts receivable on the accompanying consolidated balance sheets. The 2008 amount was settled in 2009 for an amount that approximated management’s estimates, and the Company expects settlement of the 2009 amount in 2010.
Medical Expense and Medical Claims Payable
The Company contracts with various health care providers for the provision of certain medical care services to its members. Medical expense includes claims paid by the Company to providers for member services rendered. The Company also compensates certain providers on a capitated basis, and includes an incentive program in some contracts in an effort to appropriately manage inpatient hospital utilization and promote quality care.
The Company records a liability for claims that are expected to be paid after the end of the period for services provided to members during that period. The liability for unpaid claims represents management’s best estimate and is computed in accordance with generally accepted actuarial practices and is based upon authorized health care services and past claims payment experience, together with current factors which, in management’s judgment, require recognition in the calculations. Changes in assumptions for medical and hospital costs, as well as changes in actual experience, will cause these estimates to change in the near term. These estimates are periodically reviewed, and any adjustments are reflected in current operations.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
The following table shows the components of the change in medical claims payable and other medical liabilities:

	Year Ended December 31
	2009	2008

Balance at January 1	$128,255,931	$99,945,275

Reported medical costs related to:
Current year	985,221,021	773,593,663
Prior years	(5,957,356)	(4,685,410)

Total reported medical costs	979,263,665	768,908,253

Claims paid related to:
Current year	(865,101,838)	(652,871,062)
Prior years	(109,309,278)	(87,726,535)

Total claims paid	(974,411,116)	(740,597,597)

Balance at December 31	$133,108,480	$128,255,931

The liability for incurred claims and claim adjustment expenses attributable to insured events of prior years for the years ended December 31, 2009 and 2008 has been adjusted by $(5,957,356) and $(4,685,810), respectively, as a result of actual claims payment, re-estimation of unpaid claims and claim adjustment expenses. The re-estimation of unpaid claims is recorded prospectively as changes in claims payment patterns, membership and utilization trends are identified.
The methodology used in calculating the liability has been consistently applied between years. As of December 31, 2009 and 2008, accrued claim adjustment expenses included above were $4,227,000 and $4,000,000, respectively.
Income Taxes
The Company uses the asset- and liability-based approach of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Valuation allowances are provided against deferred tax assets when it is determined that it is more likely than not that the assets will not be realized.
Advertising Costs
The Company uses print and other advertising to promote its products. The cost of advertising is expensed as incurred and totaled $11,890,506 and $6,439,388 for the years ended December 31, 2009 and 2008, respectively.
New Accounting Standards
In June 2009, the FASB established the FASB Accounting Standards Codification (ASC), which on July 1, 2009 became the single official source of authoritative, nongovernmental GAAP, superseding existing FASB, AICPA, EITF, and related literature. Prospectively, only one level of authoritative GAAP will exist, excluding the guidance issued by the SEC. All other literature will be non-authoritative. The ASC does not change GAAP but instead reorganizes the U.S. GAAP pronouncements into accounting topics, and displays all topics using a consistent structure. As the ASC does not change GAAP, it did not have a material effect on the Company’s consolidated financial statements.
In May 2009, the FASB issued ASC Topic 855, Subsequent Events, which required the Company to evaluate subsequent events through the date the financial statements are issued. This standard requires an entity to recognize in its financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the balance sheet date (recognized subsequent events) and prohibits an entity from recognizing the effects of subsequent events that provide evidence about conditions that did not exist at the balance sheet date (non-recognized subsequent events). The Company adopted the provisions of this standard as of December 31, 2009. The adoption of this standard did not impact the Company’s consolidated financial position or results of operations.
In April 2009, the FASB issued ASC 320-10-65-1, Transition Related to FASB Staff Position FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This guidance relates to fixed maturity securities and requires that other-than-temporary impairment losses related to credit deterioration be included in the statements of operations and that losses related to other market factors be included as a component of other comprehensive income. The adoption of this pronouncement did not impact the Company’s consolidated financial position or results of operations. The disclosures required by this update are presented in Note 6, to the consolidated financial statements.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
In April 2009, the FASB issued ASC 820-10-65-4, Transition Related to FASB Staff Position FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This guidance reaffirms that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. This update also reaffirms the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The adoption of this update did not impact the Company’s consolidated financial position or results of operations.
In December 2007, the FASB issued ASC 805-10, Business Combinations, which requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. ASC 805-10 was effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption was prohibited. The Company implemented ASC 805-10 effective January 1, 2009. The potential impact of adopting ASC 805-10 on the Company’s future consolidated financial statements will depend on the magnitude and frequency of the Company’s future acquisitions.
Reclassification
Certain prior-year amounts have been reclassified to conform to current-year presentation. The reclassifications were related to Part D liabilities and receivables that will be settled with CMS. The reclassification reduced accounts receivable and medical claims payable by $20,249,742 as of December 31, 2008. The reclassifications had no impact on 2008 net income or stockholders’ equity at December 31, 2008.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Membership Acquisition
In December 2006, the Company signed an Asset Purchase Agreement to acquire the Medicare line of business of Health Partners of Philadelphia, Inc. (Health Partners) in Philadelphia, Pennsylvania and the surrounding counties. The transaction closed on August 1, 2007. Under the agreement, the Company acquired approximately 22,500 Health Partners Medicare Advantage members for a total purchase price, including transaction costs, of $145,161,330. Additionally, as part of the transaction, the Company entered into multiyear hospital and physician contracts with Temple University Health System, Tenet Health System, University of Pennsylvania Health System, and Jefferson Health System’s Albert Einstein Medical Center and Frankford Hospitals.
The asset purchase agreement between the Company and Health Partners included a final settlement for the calendar year 2007 results. The Company received the settlement of $1,569,635 due from the seller in 2009, which was included in other receivables, net in the accompanying consolidated balance sheets as of December 31, 2008.
As the Company did not acquire a separate and distinct set of business processes and activities from Health Partners, nor did they acquire any of their systems or employees, this acquisition constituted an asset acquisition and not a business combination. As a result of this asset purchase, the Company recorded intangible assets of $145,161,330. The following table lists the assigned value of the intangible assets as of the acquisition date and the associated amortization period:

	Estimated	Amortization
	Fair Value	Period (Years)

Trade name	$3,443,413	1.4
Provider contracts	49,994,214	4.0
Membership list	91,723,703	7.0

Total intangible assets	$145,161,330

The membership list will be amortized over seven years utilizing an accelerated method based on the estimated disenrollment rate of the acquired members. The trade name and provider contracts will be amortized on a straight-line basis.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
4. Intangible Assets
The intangible asset values are as follows:

	Gross		Net
	Carrying	Accumulated	Carrying	Amortization
	Amount	Amortization	Amount	Period (Years)
December 31, 2009
Trade name	$3,443,413	$(3,443,413)	$—	1.4
Provider contracts	49,994,214	(30,204,837)	19,789,377	4.0
Membership lists	91,723,703	(63,726,792)	27,996,911	7.0

Total intangible assets	$145,161,330	$(97,375,042)	$47,786,288

December 31, 2008
Trade name	$3,443,413	$(3,443,413)	$—	1.4
Provider contracts	49,994,214	(17,706,283)	32,287,931	4.0
Membership lists	91,723,703	(43,697,693)	48,026,010	7.0

Total intangible assets	$145,161,330	$(64,847,389)	$80,313,941

Intangible amortization expense for the year ended December 31, 2009 was $32,527,653 and 2008 was $43,801,648. Estimated intangible amortization expense is $25.8 million for the year ending December 31, 2010, $15.4 million for the year ending December 31, 2011, $4.2 million for the year ending December 31, 2012, $1.9 million for the year ending December 31, 2013 and $0.5 million for the year ending December 31, 2014. The weighted-average amortization period remaining at December 31, 2009 is approximately 1.1 years for the intangible assets.
Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for recoverability is made using an estimate of the undiscounted expected future cash flows compared to the asset’s carrying value. An impairment loss would be recognized when the estimated undiscounted cash flows is less than the carrying amount of the asset. An impairment loss would be measured as the amount that the carrying value exceeds the asset’s fair value.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
5. Property and Equipment
Property and equipment consists of the following:

	December 31
	2009	2008	Useful Life

Land	$268,734	$—	N/A
Building and improvements	3,082,702	—	39 years
Furniture and equipment	3,905,392	2,380,606	10 years
Hardware, software, and voice and data networks	26,772,938	26,057,125	5—10 years
Leasehold improvements	1,524,077	1,065,371	15 years
Construction in progress	1,213,938	—	N/A

	36,767,781	29,503,102
Less accumulated depreciation and amortization	(11,052,815)	(10,071,576)

	$25,714,966	$19,431,526

Depreciation expense was $1,189,310 in 2009 and $984,720 in 2008. Amortization expense on leased assets and leasehold improvements was $1,234,545 in 2009 and $681,538 in 2008, and amortization expense on computer software was $3,509,927 in 2009 and $2,280,558 in 2008. Capitalized costs related to the internal development of software of $12,143,888 and $10,275,372 are reported in hardware, software and voice and data networks and construction in progress as of December 31, 2009 and 2008, respectively. The unamortized balance of capitalized costs related to the internal development of software is $9,240,611 and $9,463,391 as of December 31, 2009 and 2008, respectively.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. Investments
The Company’s short-term and long-term investments consist of the following:

	Amortized	Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value
December 31, 2009
Debt securities issued by the U.S. Treasury and other U.S. government agencies	$27,477,919	$611,604	$—	$28,089,523
Corporate debt securities	44,306,003	1,555,047	(21,547)	45,839,503
Residential mortgage-backed securities	13,282,190	394,808	(197,971)	13,479,027
Commercial mortgage-backed securities	3,643,677	43,861	(462)	3,687,076

Total investments	$88,709,789	$2,605,320	$(219,980)	$91,095,129

December 31, 2008
Debt securities issued by the U.S. Treasury and other U.S. government agencies	$36,093,373	$1,376,604	$(8,483)	$37,461,494
Corporate debt securities	31,727,377	289,753	(348,064)	31,669,066
Residential mortgage-backed securities	17,674,365	209,512	(1,097,958)	16,785,919
Commercial mortgage-backed securities	7,463,375	470	(523,858)	6,939,987

Total investments	$92,958,490	$1,876,339	$(1,978,363)	$92,856,466

The amortized cost and fair value of fixed maturity securities, by contractual maturity, are shown below. Expected maturities may be less than contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Amortized
	Cost	Fair Value
December 31, 2009
Due in one year or less	$15,433,927	$15,674,459
Due after one year through five years	54,602,869	56,520,947
Due after five years through ten years	1,747,126	1,733,620
Due after ten years	—	—
Mortgage-backed securities	16,925,867	17,166,103

Total available-for-sale fixed maturity securities	$88,709,789	$91,095,129

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. Investments (continued)
Proceeds from the sale of investments in bonds were $25,285,125 and $25,199,077 for the years ended December 31, 2009 and 2008, respectively.
Gross investment gains of $104,988 and gross investment losses of $636,173 were realized on sales of investments for the year ended December 31, 2009, and are recorded within investment income on the accompanying consolidated statements of operations. Gross investment gains of $465,371 and gross investment losses of $495,573 were realized on sales of investments for the year ended December 31, 2008.
The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2009
Corporate debt securities	$2,919,546	$(21,547)	$—	$—	$2,919,546	$(21,547)
Residential mortgage- backed securities	415,703	(10,831)	1,287,953	(187,140)	1,703,656	(197,971)
Commercial mortgage- backed securities	772,470	(462)	—	—	772,470	(462)

Total investments	$4,107,719	$(32,840)	$1,287,953	$(187,140)	$5,395,672	$(219,980)

December 31, 2008
Debt securities issued by the U.S. Treasury and other U.S. government agencies	$1,800,222	$(8,483)	$—	$—	$1,800,222	$(8,483)
Corporate debt securities	15,268,786	(330,715)	357,308	(17,349)	15,626,094	(348,064)
Residential mortgage- backed securities	3,659,659	(1,092,777)	423,018	(5,181)	4,082,677	(1,097,958)
Commercial mortgage- backed securities	6,905,189	(523,858)	—	—	6,905,189	(523,858)

Total investments	$27,633,856	$(1,955,833)	$780,326	$(22,530)	$28,414,182	$(1,978,363)

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. Investments (continued)
Our fixed maturity investment portfolio is sensitive to interest rate fluctuations, which impact the fair value of individual securities. Accordingly, unrealized losses on the Company’s fixed maturity securities reported above were generally caused by the effect of the interest rate environment and widening of credit spreads on certain securities. Based on our review of various factors, we do not believe the unrealized losses represent an other-than-temporary impairment for the years ended December 31, 2009 and 2008.
During the years ended December 31, 2009 and 2008, the Company recognized a charge of $491,588 and $494,084, respectively, related to three and four securities, respectively, within investment income on the consolidated statements of operations, for other-than-temporary impairment of investment securities. The Company evaluates its investment securities for otherthan-temporary declines in value based on quantitative and qualitative factors. The OTTI was determined based upon expected cash flows from the underlying individual securities. The difference was solely related to credit loss; therefore, there was no other noncredit component recognized within accumulated other comprehensive income. In analyzing individual securities for other-than-temporary impairments, the Company considers factors affecting the issuer, factors affecting the industry the issuer operates within, and the general debt and equity market trends. The Company also considers the length of time an investment’s fair market value has been below its carrying value, the severity of the decline, the prospects for recovery of amortized cost, and the Company’s decision to sell or whether the Company would be required to sell the security.
Upon the adoption of the OTTI guidance discussed in Note 2, the Company evaluated securities held at April 1, 2009 for which a previous OTTI was recognized, and reviewed whether the OTTI previously recognized included a noncredit component. The Company concluded that all of the OTTI recorded was related to credit loss and therefore there was no cumulative impact of the adoption of the OTTI guidance.
The Company continues to review its investment portfolios under its impairment review policy. Given the current market conditions and the significant judgments involved, there is a continuing risk that further declines in fair value may occur and additional other-than-temporary impairments may be recorded in future periods.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. Debt
Long-term debt consists of the following:

	December 31
	2009	2008

Term loan	$87,975,000	$88,875,000
Borrowings under line of credit	—	5,000,000
Promissory note	—	217,825

Total long-term debt	87,975,000	94,092,825
Less current portion of long-term debt	(900,000)	(6,117,825)
Less unamortized discount	(632,283)	(1,137,108)

Long-term debt, less current portion	$86,442,717	$86,837,892

On August 1, 2007, the Company entered into a senior credit facility, or the facility, with certain lenders. The facility includes a Term Loan of $90.0 million and a Revolving Credit Facility of $8.5 million. The Term Loan matures on August 1, 2013 and the Revolving Credit Facility matures on August 1, 2012. The proceeds from the Term Loan were used to fund the Health Partners acquisition. The Term Loan was issued at a discount of $2,700,000, and the Company incurred debt issuance costs of $2,519,771 in connection with the facility.
On November 13, 2008, the facility was amended to increase the Revolving Credit Facility from $8.5 million to $28.5 million, of which $25 million has been pledged to date. The Company incurred costs of $2,033,887 in connection with the amendment.
The facility requires compliance with leverage and interest coverage ratios, and contains certain covenants and restrictions regarding additional debt, dividends or other restricted payments, and mergers and consolidations. In addition, the facility calls for mandatory prepayments of the commitment, beginning with the year ended December 31, 2008, based on cash flow in excess of a defined threshold. There were no mandatory prepayments made during 2009 and 2008 as the Company did not exceed the defined cash flow threshold. As of December 31, 2009 and 2008, the Company was in compliance with the applicable covenants under the facility.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. Debt (continued)
Borrowings under the Term Loan and Revolving Credit Facility (the Credit Agreement) are both guaranteed and collateralized by substantially all of the assets of Bravo Health, Inc. None of the Restricted Subsidiaries (as defined in the Credit Agreement), namely, as of the date of these financial statements, BHPA, BHMA, BHTX, and BHIC, guarantee repayment of the indebtedness owing under the Credit Agreement and none of the assets of the Restricted Subsidiaries have been pledged as collateral to secure repayment of indebtedness owing under the Credit Agreement.
The Term Loan and the Revolving Credit Facility bear interest at a spread in excess of either (1) the one-, two-, three-, six-, or twelve-month rate for Eurodollar deposits (Eurodollar Rate) or (2) the greater of the Prime Rate or the federal funds rate plus 0.5% (Base Rate), as selected by the Company. The spread is equal to 4.00% for Eurodollar Rate advances and 3.00% for Base Rate advances. There were no amounts outstanding under the Revolving Credit Facility as of December 31, 2009. The amount outstanding under the Revolving Credit Facility was $5,000,000 as of December 31, 2008. The Revolving Credit Facility has a commitment fee of 0.625% of the outstanding balance.
During 2006, the Company entered into a Promissory Note Agreement (the Note) with a financial institution to fund certain capital equipment purchases. The Note was repaid during 2009, and had a balance of $217,825 as of December 31, 2008.
Interest expense incurred under the Term Loan and the Note was $4,382,872 and $6,237,710 for the years ended December 31, 2009 and 2008, respectively.
As of December 31, 2009, the aggregate maturities of debt based on their contractual terms, excluding mandatory prepayments and the borrowing under the line of credit, are as follows:

2010	$900,000
2011	900,000
2012	900,000
2013	85,275,000

$87,975,000

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. Debt (continued)
In September 2007, the Company entered into a forward-starting swap transaction to hedge the total changes in interest cash outflows on the Term Loan. A notional amount of $89,775,000 has been swapped to a counter party in exchange for a fixed interest rate commitment of 4.74% per annum. This agreement became effective on September 28, 2007 and will terminate on September 30, 2011. The notional amount declines throughout the term of the agreement and was $36,042,108 and $64,178,159 as of December 31, 2009 and 2008, respectively.
The interest rate swap qualifies as, and is designated as, a cash flow hedge. Changes in the fair value of the swap that effectively offset the variability of cash flows associated with the variable rate debt obligation are excluded from the results of operations and are reported as a component of other comprehensive income (loss) in the consolidated statements of stockholders’ equity. As the swap was fully effective for the year ended December 31, 2009, the Company did not recognize any interest expense related to ineffectiveness.
The fair market value of the interest rate swap is shown as an interest rate swap liability on the accompanying consolidated balance sheets in the amount of $1,126,715 and $2,467,714 as of December 31, 2009 and 2008, respectively. The fair market value calculation at December 31, 2009 includes a credit value adjustment (CVA) as required by ASC 820, which reflects the credit risk associated with an exit value. At December 31, 2009 and 2008, the valuation of the interest rate swap agreements was reduced by $35,537 and $279,654, respectively, when applying the CVA. The change in the fair market value of the swap is recorded in accumulated other comprehensive income (loss) as the swap is designated as an effective hedge.
In September 2009, the Company entered into an interest rate cap transaction to hedge the total changes in interest cash outflows on the Term Loan. The Company paid a fixed premium amount of $49,800 and will receive payments of the notional amount multiplied by the excess, if any, of LIBOR over 4.50% (the Capped Rate) for a defined period. This agreement became effective on September 30, 2009 and will terminate on September 30, 2011. The notional amount, which was $1,051,000 at inception and increases to a maximum of $17,495,000 throughout the term of the agreement, was $7,946,000 as of December 31, 2009.
The interest rate cap qualifies as, and is designated as, a cash flow hedge. Changes in the fair value of the cap that effectively offset the variability of cash flows associated with the variable rate debt obligation are excluded from the results of operations and are reported as a component of other comprehensive income (loss) in the consolidated statements of stockholders’ equity.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. Fair Value Measurements
Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy as defined by FASB guidance, which prioritizes the inputs used in measuring fair value, is as follows:
•	Level 1 — Quoted (unadjusted) prices for identical assets or liabilities in active markets
•	Level 2 — Other observable inputs, either directly or indirectly, including:
•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets (few transactions, limited information, non-current prices, high variability over time);

•	Inputs other than quoted prices that are observable for the asset/liability (e.g. interest rates, yield curves, volatilities, or default prices); and

•	Inputs that are derived principally from or corroborated by other observable market data
•	Level 3 — Unobservable inputs that cannot be corroborated by observable market data
In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset. Management is responsible for the determination of fair value, and performs monthly analysis on the prices received from third parties to determine whether the prices appear to be reasonable estimates of fair value.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. Fair Value Measurements (continued)
The following table presents the fair value hierarchy for the Company’s financial assets measured at fair value on a recurring basis:

		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total Fair	Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2009
Available-for-sale securities:
Debt securities issued by the U.S. Treasury and other U.S. government agencies	$31,691,564	$31,691,564	$—	$—
Corporate debt securities	45,839,503	—	45,839,503	—
Residential mortgage-backed securities	13,479,027	—	13,479,027	—
Commercial mortgage-backed securities	3,687,076	—	3,687,076	—

Total available-for-sale securities	94,697,170	31,691,564	63,005,606	—
Cash and cash equivalents	101,637,414	101,637,414	—	—
Derivative instruments	(1,109,671)	—	(1,109,671)	—

Total	$195,224,913	$133,328,978	$61,895,935	$—

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. Fair Value Measurements (continued)

		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total Fair	Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2008
Available-for-sale securities:
Debt securities issued by the U.S. Treasury and other U.S. government agencies	$40,432,337	$40,432,337	$—	$—
Corporate debt securities	31,669,066	—	31,669,066	—
Residential mortgage-backed securities	16,785,919	—	16,785,919	—
Commercial mortgage-backed securities	6,939,987	—	6,939,987	—

Total available-for-sale securities	95,827,309	40,432,337	55,394,972	—
Cash and cash equivalents	112,366,645	112,366,645	—	—
Derivative instruments	(2,467,714)	—	(2,467,714)	—

Total	$205,726,240	$152,798,982	$52,927,258	$—

The Company’s Level 1 securities primarily consist of U.S. Treasury securities and cash and cash equivalents. The Company determines the estimated fair value of its Level 1 securities using quoted (unadjusted) prices for identical assets or liabilities in active markets.
The Company’s Level 2 securities primarily consist of corporate debt securities, residential mortgage-backed securities, commercial mortgage-backed securities and derivative instruments. The Company determines the estimated fair value for its Level 2 securities using the following methods: quoted prices for similar assets/liabilities in active markets, quoted prices for identical or similar assets in non-active markets (few transactions, limited information, non-current prices, high variability over time), inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves volatilities, default rates, etc.), and inputs that are derived principally from or corroborated by other observable market data.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. Fair Value Measurements (continued)
The Company’s derivative instruments are reported at fair value, which are derived using valuation models commonly used for derivatives. Valuation models require a variety of inputs including contractual terms, market fixed prices, inputs from forward price yield curves, notional quantities, measures of volatility and correlations of such inputs. Such instruments are typically classified within Level 2 of the fair value hierarchy.
9. Capital Leases
The Company has hardware and software assets under capital leases of $5,364,113 and $5,614,913 as of December 31, 2009 and 2008, respectively, and accumulated amortization of $2,839,659 and $1,695,466 as of December 31, 2009 and 2008, respectively. The following is a schedule, by year and in the aggregate, of the future minimum lease payments under capital leases together with the present value of the net minimum lease payments at December 31, 2009:

2010	$985,886
2011	905,575
2012	659,988

Total minimum lease payments	2,551,449
Less amount representing interest	(332,179)

Present value of future minimum lease payments	2,219,270
Less: Current portion	(787,674)

Present value of future minimum lease payments, less current portion	$1,431,596

10. Convertible Preferred Stock
Series H Issuance
In July 2007, the Company authorized 55,500,000 and issued 29,973,992 shares of Series H Convertible Preferred Stock (Series H) with a par value of $.01 for approximately $1.65 per share, resulting in proceeds to the Company of $49,178,534, which is net of closing costs of $278,539 incurred in conjunction with the offering. The Series H preferred stock is convertible into one share of common stock at the option of the holder and has liquidation preferences payable pro rata with the Series G and over the Series A through F preferred stock as well as the common stock. However, in order to prevent dilution of the conversion rights, the conversion price may be adjusted subject to the provisions provided by the Company’s Articles of Incorporation.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Convertible Preferred Stock (continued)
Series G Issuances
In October 2004, the Company authorized 47,422,306 and issued 27,098,460 shares of Series G Convertible Preferred Stock (Series G) with a par value of $.01 for approximately $1.10 per share, resulting in proceeds to the Company of $29,823,371, which is net of closing costs of $176,629 incurred in conjunction with the offering. The Series G preferred stock is convertible into one share of common stock at the option of the holder and has liquidation preferences payable pro rata with the Series H and over the Series A through F preferred stock as well as the common stock. However, in order to prevent dilution of the conversion rights, the conversion price may be adjusted subject to the provisions provided by the Company’s Articles of Incorporation.
In August 2007, the Company issued 20,323,846 shares of Series G with a par value of $.01 for approximately $1.11 per share, resulting in proceeds to the Company of $22,500,000. The terms of the additional Series G are identical to those described in the October 2004 transaction above.
In conjunction with the Series G offering, the Company amended its Certificate of Incorporation to provide that the Series C Preferred Stock shall no longer be convertible into shares of common stock but shall instead be redeemable at the request of the Company after October 2007, or upon the closing of an initial public offering of securities by the Company.
Series F Issuances
In December 2001, the Company authorized 10,212,418 and issued 4,493,463 shares of Series F Convertible Preferred Stock with a par value of $.01 for approximately $.49 per share resulting in proceeds to the Company of $2,199,386. The Series F Preferred Stock is convertible to common stock at the option of the holder, with a conversion price of approximately $0.47 per share as of December 31, 2009 and 2008. In order to prevent dilution of the conversion rights, the conversion price may be adjusted subject to the provisions provided by the Company’s Articles of Incorporation.
In April 2002, the Company authorized an additional 12,377,452 and issued 16,053,921 shares of Series F Convertible Preferred Stock (Series F) with a par value of $.01 for approximately $.49 per share resulting in net proceeds to the Company of $7,770,464. The terms of the additional Series F Preferred Stock are identical to those described in the December 2001 transaction above.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Convertible Preferred Stock (continued)
In February 2003, the Company authorized and issued 12,357,025 additional Series F shares at the price of $.49 per share, resulting in net proceeds to the Company of $6,015,870. The rights and preferences of the Series F stockholders remain the same as those rights and preferences of the holders of the Series F shares that were issued in April 2002 and December 2001.
In conjunction with the Series G issuance in October 2004, the number of Series F authorized shares was reduced to the number of issued shares as of the Series G issuance date.
Series A — E Issuances
In April 1999, the Company authorized 6,711,711 and issued 6,669,699 shares of Series E Convertible Preferred Stock (Series E) with a par value of $.01 for approximately $2.86 per share resulting in net proceeds to the Company of $18,707,102, which is net of closing costs of $343,559 incurred in conjunction with the offering. The Series E preferred stock is convertible into one share of common stock at the option of the holder and has liquidation preferences over common stock. However, in order to prevent dilution of the conversion rights, the conversion price may be adjusted subject to the provisions provided by the Company’s Articles of Incorporation. In February 2003, the Company purchased 1,750,516 Series E shares from the Series E investor for $500,000.
In February 1998, the Company authorized 577,558 and issued 247,525 shares of Series D Convertible Preferred Stock (Series D) with a par value of $.01 for approximately $6.06 per share. The Series D preferred stock is convertible into one share of common stock at the option of the holder and has liquidation preferences over common stock. However, in order to prevent dilution of the conversion rights, the conversion price may be adjusted subject to the provisions provided by the Company’s Articles of Incorporation.
In July 1996, the Company authorized 1,800,000 and issued 790,194 shares of Series C Convertible Preferred Stock (Series C) with a par value of $.01 for approximately $2.55 per share resulting in net proceeds to the Company of $2,015,000. In July 1997, the Company issued an additional 395,101 shares of Series C preferred stock for approximately $2.55 resulting in net proceeds to the Company of $1,007,500. The Series C Preferred Stock is no longer convertible to common stock but is redeemable at the request of the Company after October 2007, or upon the closing of an initial public offering of securities by the Company.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Convertible Preferred Stock (continued)
In July 1995, the Company authorized 7,600,000 and issued 4,598,735 shares of Series B Convertible Preferred Stock (Series B) with a par value of $.01 for approximately $1.71 per share resulting in net proceeds to the Company of $7,856,272. In July 1997, the Company issued an additional 2,299,369 shares of Series B preferred stock for approximately $1.71 resulting in net proceeds to the Company of $3,928,139. The Series B preferred stock is convertible into one share of common stock at the option of the holder and has liquidation preferences over common stock. However, in order to prevent dilution of the conversion rights, the conversion price may be adjusted subject to the provisions provided by the Company’s Articles of Incorporation.
In July 1995, the Company authorized 560,000 and issued 503,750 shares of Series A Convertible Preferred Stock (Series A) with a par value of $.01 for approximately $.59 per share resulting in net proceeds to the Company of $299,983. The Series A preferred stock is convertible into one share of common stock at the option of the holder and has liquidation preferences over common stock. However, in order to prevent dilution of the conversion rights, the conversion price may be adjusted subject to the provisions provided by the Company’s Articles of Incorporation.
Holders of common stock are entitled to one vote per share. Holders of convertible preferred stock are entitled to one vote per share of common stock into which their preferred stock is convertible. Holders of convertible preferred stock are entitled to receive cash dividends at the same rate as dividends are paid with respect to the common stock. Dividends are noncumulative, and, since inception, no dividends have been declared.
In conjunction with the Series G issuance, the number of authorized shares for Series A-E was reduced to the number of issued shares as of the Series G issuance date.
11. Share-Based Compensation
Stock Options
In 1995, the Company adopted a stock option plan (the 1995 Plan), which permitted the issuance of up to 1,486,750 shares of common stock to employees, officers, directors, and consultants. The Company’s Board of Directors approved increases to the stock option pool of 500,000 shares in 2001, 2,000,000 shares in 2002 and 958,336 shares in 2003.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. Share-Based Compensation (continued)
During 2004, the Company adopted the Bravo Health, Inc. 2004 Stock Incentive Plan (the 2004 Plan). The 2004 Plan is a continuation, amendment and restatement of the 1995 Plan, the provisions of which shall continue with respect to any options or stock awards thereunder.
The 2004 Plan permits the granting of stock options to key individuals (including incentive stock options qualifying under Internal Revenue Code Section 422 and nonstatutory stock options), stock appreciation rights, restricted or unrestricted stock awards, performance awards, or any combination of the foregoing. The purchase price per share of stock deliverable upon the exercise of an option shall be based on fair value as determined by the Board of Directors, provided, however, that in the case of incentive stock options, the strike price of the options must have an exercise price at least equal to the fair market value at the date of the grant. At the time of adoption, the awards granted under the 2004 Plan, including all existing awards under the 1995 Plan, could not exceed an aggregate of 14,059,875 shares. Between January 1, 2006 and December 31, 2009, the Company’s Board of Directors increased the incentive pool to 32,978,600 shares.
Options granted under the 1995 Plan and the 2004 Plan vest over various periods not to exceed five years and expire on dates determined by the Board of Directors. In the case of incentive stock options, rights expire ten years from the day on which the option is granted or five years in the case of the owner holding more than 10% of the combined voting power of all classes of stock. In the case of nonqualified stock options, rights expire in no event after the expiration of ten years plus 30 days from the day on which the option is granted. In either case, rights shall be subject to earlier termination as provided in the Plans.
The Company has elected to use the Black-Scholes-Merton option pricing model and straight-line amortization of compensation expense over the requisite service period of the grant. The Company will reconsider use of the Black-Scholes-Merton model if additional information becomes available in the future that indicates another model would be more appropriate, or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. Share-Based Compensation (continued)
The following weighted-average assumptions were used for option grants:

	2009	2008

Dividend yield	0.0%	0.0%
Expected volatility	50.0% – 55.0%	45.0% – 55.0%
Expected term	6 – 6.5 years	5 – 6.5 years
Risk-free interest rates	2.67% – 3.59%	2.28% – 3.89%
The Company has not paid dividends on its common shares in the past nor does it expect to pay dividends in the future. As such, the Company used a dividend yield percentage of zero. Additionally, because the Company does not have publicly traded common stock, the expected volatility over the term of the respective grants was based on industry peer information. The expected term assumptions were based on guidance in SEC Staff Accounting Bulletin No. 107, Share-Based Payment, combined with industry peer information. The risk-free rates were based on the rate of treasury securities with the same term as the options on the date of the respective grants.
Given the lack of an active public market for the Company’s common stock, the Company’s determination of the fair value of its common stock requires making complex and subjective judgments. The Company relies upon a contemporaneous valuation completed by an independent third-party valuation specialist. The valuation specialist determines the fair value of the Company’s common stock on a quarterly basis. The valuation is based upon the income approach using a discounted future cash flow approach that uses the Company’s estimates of revenue, driven by market growth rates and estimated costs as well as appropriate discount rates. There is inherent uncertainty in making these estimates. The specialist also considers several factors in the analysis, including (1) its understanding of the history and business operations of the Company; (2) the Company’s overall financial condition and results of operations and (3) economic and capital market trends within the Company’s industry.
In accordance with FASB guidance, the Company recorded $925,000 and $624,000 of stock-based compensation expense included in general and administrative expense in its consolidated statements of operations for the years ended December 31, 2009 and 2008, respectively. The Black-Scholes-Merton weighted-average value of options granted during 2009 and 2008 was $0.47 and $0.45, respectively. As of December 31, 2009 and 2008, there was $3,616,297 and $2,125,928, respectively, of total unrecognized compensation cost (net of expected forfeitures) related to nonvested stock option grants which is expected to be recognized over a weighted-average period of 2.3 years and 2.2 years, respectively.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. Share-Based Compensation (continued)
Activity in the Company’s stock option plan is as follows:

		Weighted-		Weighted-
		Average		Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Exercisable	Price

Balance at December 31, 2007	11,600,384	$0.48	2,992,767	$0.21
Options granted	3,086,200	0.89	—	—
Options exercised	(692,378)	0.28	(692,378)	0.28
Options vested	—	—	2,178,266	0.56
Options forfeited or cancelled	(1,219,215)	0.42	(91,695)	0.42

Balance at December 31, 2008	12,774,991	0.59	4,386,960	0.37
Options granted	6,813,734	1.09	—	—
Options exercised	(233,570)	0.63	(233,570)	0.63
Options vested	—	—	2,302,629	0.66
Options forfeited or cancelled	(2,347,428)	0.73	(803,428)	0.69

Balance at December 31, 2009	17,007,727	0.77	5,652,591	0.43

The weighted-average exercise price of options granted in 2009 and 2008 was $1.09 and $0.89, respectively, which equaled or exceeded the estimated fair value at the time of issuance. The weighted average remaining contractual life of the options outstanding was 7.90 years and 7.87 years as of December 31, 2009 and 2008, respectively.
Restricted Stock
During the year ended December 31, 2007, the Company granted 75,000 shares of Restricted Stock to a non-employee contractor pursuant to the 2004 Plan. These shares vest two-thirds in 2007 and one-third upon achievement of mutually agreed-upon objectives. Such objectives were met in 2008.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. Share-Based Compensation (continued)
During the year ended December 31, 2006, the Company granted a total of 6,810,827 shares of Restricted Stock to certain executive officers and a non-employee contractor pursuant to the 2004 Plan. The restricted shares granted to the officers vest over a four-year period from the date of grant. The restricted shares granted to the non-employee contractor vested two-thirds in 2007 and one-third upon achievement of mutually agreed-upon objectives. Such objectives were met in 2007. The restricted awards were granted with an exercise price equal to the estimated fair value of the Company’s common stock as of the date of grant. The Company has the right to repurchase the shares at the original price in the event that the individuals cease providing services to the Company.
Two of the individuals that received restricted shares during 2007 and 2006 paid the total exercise price of all shares on the date of grant. The remaining individual, an officer, paid one-half of the exercise price on the date of grant and entered into a Promissory Note with the Company for the other half of the purchase price (the Restricted Note). The Restricted Note accrued interest annually at 6.17%, and was repaid, including accrued interest, in its entirety during 2009.
There was no compensation expense recorded during 2009 or 2008 related to these grants.
12. Defined Contribution Plan
The Company has a qualified defined contribution plan covering all employees meeting certain eligibility requirements, as allowed under Section 401(k) of the Internal Revenue Code. For the year ended December 31, 2009, eligible employees could contribute up to $16,500 per year ($22,000 if over the age of fifty) on a pretax basis. In certain cases, the maximum amount that may be deferred in any year may be less than those amounts, due to statutory nondiscrimination rules.
Under the defined contribution plan, the Company may elect to contribute a percentage of eligible employees’ contributions each year. The Company instituted a matching program in 2006 in which 50% of an employee’s deferrals, up to 6% of salary, are matched by the Company. Through 2008, employees vested in the matching contributions at the rate of 20% per year over five years. In 2009, the Company instituted a matching program in which 100% of an employee’s deferrals up to 3% of salary are matched 100% by the Company, and employee’s deferrals between 3% and 5% of salary are matched 50% by the Company. Beginning in 2009, employees are immediately vested in the matching contributions. The Company incurred expense of $1,209,570 and $637,442 for the years ended December 31, 2009 and 2008, respectively, related to the matching program.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Income Taxes
The Company files a consolidated federal income tax return for the Company and its wholly owned subsidiaries. The Company also files state income tax returns in Pennsylvania for the Company and BHPA. The Company is also subject to premium taxes in certain states.
The (benefit) provision for income taxes includes deferred income taxes resulting primarily from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. The principal sources of temporary differences include amortization of intangible assets, nondeductible accruals, accounts receivable, depreciation on property and equipment, and medical claims payable.
The provision (benefit) for income taxes consists of the following components:

	Year Ended December 31
	2009	2008
Current:
Federal	$17,356,635	$8,730,398
State	6,475,032	4,618,759

	23,831,667	13,349,157

Deferred:
Federal	(5,678,577)	(7,588,200)
State	(1,401,206)	(3,422,976)

	(7,079,783)	(11,011,176)

Provision for income taxes	$16,751,884	$2,337,981

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Income Taxes (continued)
The Company’s effective tax rate differs from the federal statutory rate of 35% as a result of the following:

	2009	2008

Statutory federal tax rate	$12,921,981	$1,535,744
Effect of:
State taxes, net of federal benefit	2,817,875	513,784
Disallowed expenses	692,139	427,182
Change in statutory federal tax rate	—	(414,868)
Permanent true-up of deferred tax asset	(70,159)	(136,466)
Change in valuation allowance	372,063	358,609
Other	17,985	53,996

Provision for income taxes	$16,751,884	$2,337,981

The Company’s net deferred tax asset, calculated at statutory rates, consists of the following:

	December 31
	2009	2008
Deferred tax assets (liability):
Operating loss carryforward	$5,323,552	$7,757,103
Amortization	30,824,654	21,383,656
Depreciation and accelerated software amortization	(4,099,462)	(2,755,496)
Accrued salaries and benefits	448,324	331,265
Accrued medical expenses	3,659,177	3,791,968
Allowance for doubtful accounts and other	719,051	1,701,908

	36,875,296	32,210,404
AMT credit	8,968	8,968
Less valuation allowance	(2,093,905)	(3,127,627)

Net deferred tax asset	$34,790,359	$29,091,745

Realization of the net deferred tax asset is dependent on future earnings. As of December 31, 2009 and 2008, the Company believes that it is more likely than not that future earnings will be sufficient to realize the net federal operating loss carryforward (NOL). As such, the portion of the valuation allowance against the federal NOL was removed during 2007. The remaining valuation allowance relates to certain state net operating loss carryforwards that are unlikely to be realized based on the current structure of the Company.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Income Taxes (continued)
At December 31, 2009 and 2008, the Company has recorded state deferred tax assets of $4,815,208 and $3,856,020, respectively, related to BHPA. At December 31, 2009, the Company had a federal NOL carryforward of approximately $8,614,527 which expires in various years beginning in 2010. Utilization of the NOL carryforward will be subject to an annual limitation as provided by the Internal Revenue Code of 1986, and there can be no assurance that the NOL carryforward will ever be fully utilized.
For a tax benefit to be recognized, a tax position must be more likely than not to be sustained upon examination by applicable taxing authorities. The benefit recognized is the amount that has a greater than 50% likelihood of being realized upon final settlement of the tax position. The adoption of this guidance was considered a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings. The cumulative effect was an increase in deficit of $24,440 to the beginning balance of the accumulated deficit as of January 1, 2008.
For the years ended December 31, 2009 and 2008, we recognized $140,826 and $50,028 in interest and penalties, respectively. We had accrued $215,294 and $74,468 for the payment of interest and penalties at December 31, 2009 and 2008, respectively.
As of December 31, 2009, certain tax years remain open to examination by the Internal Revenue Service and various state and local authorities. As a result of these examinations and discussions, we have recorded amounts for uncertain tax positions. It is anticipated that the amount of unrecognized tax benefits will change in the next 12 months due to possible settlements and changes in temporary items. However, the ultimate resolution of these items is dependent on a number of factors, such as the completion of negotiations with taxing authorities and settlement of industry issues. While it is difficult to determine when other tax settlements will actually occur, it is reasonably possible that one could occur in the next 12 months and our unrecognized tax benefits could change.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
14. Accumulated Other Comprehensive Income (Loss)
A reconciliation of the components of accumulated other comprehensive income (loss) is as follows:

		Tax
	Before-Tax	(Expense)	Net-of-Tax
	Amount	Benefit	Amount
Year ended December 31, 2009
Net unrealized gains and losses arising during the period	$2,451,404	$(939,425)	$1,511,979
Less reclassification adjustments for net gains and losses realized or recognized in net income	35,960	(12,586)	23,374

Net unrealized gains and losses	2,487,364	(952,011)	1,535,353
Cash flow hedge adjustment	1,340,999	(469,350)	871,649

Total other comprehensive income (loss)	$3,828,363	$(1,421,361)	$2,407,002

Year ended December 31, 2008
Net unrealized gains and losses arising during the period	$(747,692)	$225,571	$(522,121)
Less reclassification adjustments for net gains and losses realized or recognized in net income	(372,326)	134,571	(237,755)

Net unrealized gains and losses	(1,120,018)	360,142	(759,876)
Cash flow hedge adjustment	(1,020,869)	371,773	(649,096)

Total other comprehensive income (loss)	$(2,140,887)	$731,915	$(1,408,972)

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
15. Operating Leases
The Company leases certain office space, equipment and vehicles under various operating lease agreements expiring on various dates through 2019. The office space leases have original terms of five to ten years and have renewal options ranging from five to twenty years. The leases generally provide for the Company to pay taxes, maintenance, insurance, and certain other operating costs of the leased property.
Rent expense for office space and equipment for the years ended December 31, 2009 and 2008 was $3,369,094 and $2,664,598, respectively.
As of December 31, 2009, the minimum annual rentals under noncancelable operating leases with terms in excess of one year are as follows:

2010	$3,983,167
2011	3,596,979
2012	3,555,566
2013	3,364,309
2014	3,145,305
Thereafter	15,008,075

Total minimum payments	$32,653,401

16. Concentration of Risk
In 2009 and 2008, a majority of the Company’s revenues were Medicare capitation payments received (either directly or indirectly) from CMS for its Medicare Advantage covered members.
Revenues from third-party payors are as follows:

	Year Ended December 31
	2009	2008

Medicare	99.5%	99.6%
Other	0.5	0.4

	100.0%	100.0%

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Reinsurance
The Company and its subsidiaries have entered into stop-loss insurance agreements with an insurance company to limit their claims losses on individual members. Under the terms of these agreements, which expire on December 1, 2010 and, in the case of BHIC, January 1, 2011, the insurance company will reimburse the Company for 100% of the cost of each member’s annual eligible covered services in excess of a $600,000 deductible, up to an annual limitation of $2,000,000 per member. In the accompanying consolidated statements of operations, the reinsurance premiums are reflected as an increase to medical expenses, and any reinsurance recoveries are reflected as a reduction of medical expenses.
The Company remains obligated for amounts ceded in the event that the reinsurer does not meet its obligations. The Company’s reinsurer has an AM Best rating of A+.
18. Commitments and Contingencies
Litigation
The Company is involved in certain legal actions arising in the ordinary course of business. After taking into consideration legal counsel’s evaluation of such actions, management is of the opinion that their outcome will not have a material adverse effect on the Company’s financial position or results of operations.
The Company maintains professional liability insurance on a claims-made basis. Should the claims-made policy not be renewed or replaced with equivalent insurance, claims based on occurrences during its term, but reported subsequently, will be uninsured. The claims-made policy has been renewed through June 1, 2010. Management has the intent to renew the insurance coverage and, historically, has been able to renew such coverage.
Health Care Regulations
The health care industry is highly regulated and subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Commitments and Contingencies (continued)
Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for services previously billed. Management believes that the Company is in compliance with fraud and abuse statutes as well as other applicable governmental laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.
Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers. Certain governmental authorities have the ability to examine any health plan operating under a Medicare contract to determine the plan’s compliance with federal regulations and contractual obligations.
The Company was selected in 2009 by CMS to participate in a 2008 Risk Adjustment Data Validation (RADV) National Audit for calendar year 2007 dates of service. In this audit, CMS reviews the coding practices and supporting documentation maintained by providers that submit claims to the Company. These coding audits may result in future prospective and retrospective adjustments to payments made to the Company and all other health plans pursuant to CMS Medicare contracts.
The Company is also undergoing an audit by the United States Office of Inspector General (OIG) of its provider coding practices and supporting documentation. The objective of this OIG examination is to validate the 2007 CMS Hierarchical Condition Category (HCC) model Part C risk scores for beneficiaries enrolled under one of the Company’s CMS contracts and the risk adjustment data on which they were based. The OIG indicated that any examination findings will be reported to the Company and to CMS. The OIG also indicated that they will extrapolate their audit findings to the entire population of Medicare membership under audit for a specific plan year. CMS will ultimately determine what actions, if any, to take regarding the OIG audit, including, but not limited to, whether any amounts will be recouped based on the information in the OIG report. The Company has not received a draft report from the OIG for these examinations and, as such, is currently unable to predict the ultimate impact, if any, of this audit on its financial position.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
19. Regulatory Requirements — Subsidiaries
The Company is subject to regulation and supervision by regulatory authorities of the various jurisdictions in which its subsidiaries are licensed to conduct business. These jurisdictions mandate the maintenance of minimum statutory reserves and unassigned funds and prohibit certain transactions between the Company and its subsidiaries without prior regulatory approval. As of December 31, 2009 and 2008, the Company’s regulated subsidiaries’ statutory reserves and unassigned funds exceed the minimum statutory requirements as determined by each of the jurisdictions in which those subsidiaries conduct business.
In addition to the statutory net worth requirements, the MIA, PA DOI, TDI and DDI have adopted the National Association of Insurance Commissioners (NAIC) risk-based capital (RBC) requirements. RBC is a method of measuring the minimum amount of capital appropriate for a managed care organization to support its overall business operations in consideration of its size and risk profile. The managed care organization’s RBC is calculated by applying factors to various asset, premium and reserve items. State insurance departments evaluate the adequacy of a managed care organization’s actual capital by a comparison to its risk-based capital as determined by the formula. When an organization’s net worth falls below 200% of RBC, which is known as the Company Action Level, a company must file a Comprehensive Action Plan with the applicable state regulators describing its plans to get its net worth above the 200% threshold.
If a company’s net worth falls between 100% and 150% of RBC, which is known as the Regulatory Action level, the state regulators are required to perform an examination or analysis as deemed necessary and issue a corrective order specifying the corrective actions required. If a company’s net worth falls below 100% of RBC, then the state regulators could take control of the organization.
As of December 31, 2009, the statutory net worth for BHMA, BHPA, BHTX, and BHIC exceeded the Company Action Level.
As of December 31, 2008, the statutory net worth for BHPA, BHTX, and BHIC exceeded the Company Action Level. The statutory net worth of BHMA did not initially exceed the Company Action Level. Subsequent to year-end but prior to the filing of the Annual Statement, the Company made a capital contribution of $4,000,000 to BHMA, and requested approval from the MIA to treat this contribution receivable as an admitted asset as of December 31, 2008, in accordance with SSAP No. 72. This approval was granted, allowing BHMA to exceed the Company Action Level as of December 31, 2008.

Bravo Health, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
19. Regulatory Requirements — Subsidiaries (continued)
Excluding funds held by entities subject to regulation, the Company had cash and investments of approximately $15,756,000 and $5,195,000 as of December 31, 2009 and 2008, respectively.
20. Subsequent Events
In May 2009, the FASB issued subsequent events guidance, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. We have evaluated subsequent events for recognition or disclosure through April 30, 2010 and no events, other these those described in these notes, have occurred that require disclosure pursuant to such guidance.
In March 2010, the Company modified the terms of the interest rate cap transaction to increase the notional amount to a maximum of $32,495,000 throughout the term of the agreement. The Company paid a fixed premium amount of $17,500 for this modification.
In April 2010, the Company made a prepayment on the Term Loan of $10,000,000.